Exhibit 99.1

Natural Alternatives International, Inc. Announces

Extension to Its Multi-Year Exclusive Manufacturing Agreement

with

The Juice Plus+® Company

CARLSBAD, Calif., April 4, 2019 — Natural Alternatives International, Inc. (“NAI”) (NASDAQ:NAII), a leading formulator, manufacturer and marketer of customized nutritional supplements, is proud to announce that it has further extended its partnership with The Juice Plus+ Company (“Juice Plus+”), a globally recognized leader in whole-food based nutritional products focused on people’s health and well-being, through the execution of an amendment to and a three year extension of its multi-year Exclusive Manufacturing Agreement covering Juice Plus+ capsule and powder products sold in over 24 markets around the world.

The effective date of the Amended and Restated Exclusive Manufacturing Agreement is March 31, 2019. As part of the extension, Juice Plus+ will receive a cash based discount during the remaining term of the original agreement, and subject to minimum annual purchases by Juice Plus+ an additional cash based discount during the extended period of the agreement.

Mark A. LeDoux, NAI’s CEO and Chairman of the Board, said, “Extending our quarter of a century partnership makes abundant sense given our continued emphasis on producing the highest quality nutritional products backed by an impressive body of scientific research. Both parties continue to invest in ongoing efforts to reinforce the health-promoting properties of the JuicePlus+ family of products.  This strategic extension of our supply agreement provides economic incentives to both parties to redouble those efforts.”

Paulo L. Teixeira, Juice Plus+ CEO, said, “We are very pleased with our commercial relationship with NAI. Their commitment to quality, innovation and our global expansion plan has been impressive and consistent, and this contract extension recognizes the value of continuing these mutual efforts, and we are confident that this extension will be mutually beneficial.”

NAI, headquartered in Carlsbad, California, is a leading formulator, manufacturer and marketer of nutritional supplements and provides strategic partnering services to its customers. NAI’s comprehensive partnership approach offers a wide range of innovative nutritional products and services to NAI’s clients including: scientific research, clinical studies, proprietary ingredients, customer-specific nutritional product formulation, product testing and evaluation, marketing management and support, packaging and delivery system design, regulatory review and international product registration assistance. For more information about NAI, please see its website at http://www.nai-online.com.

This press release contains forward-looking statements within the meaning of applicable securities laws that are not historical facts and information. These statements represent our intentions, expectations and beliefs concerning future events, including, among other things, our expectations and beliefs with respect to the impact of this Agreement on our manufacturing capacity, and our annual sales. We wish to caution readers these statements involve risks and uncertainties that could cause actual results and outcomes for future periods to differ materially from any forward-looking statement or views expressed herein. NAI’s financial performance and the forward-looking statements contained herein are further qualified by other risks including those set forth from time to time in the documents filed by us with the Securities and Exchange Commission, including our most recent Annual Report on Form 10-K and Quarterly Report on Form 10-Q.

CONTACT – Kenneth Wolf, President and Chief Operating Officer, Natural Alternatives International, Inc., at 760-736-7700 or investor@nai-online.com.

Web site: http://www.nai-online.com/

SOURCE Natural Alternatives International, Inc.

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